     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                       COLLEGE TELEVISION NETWORK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

                     DELAWARE                                          13-3557317
           (STATE OR OTHER JURISDICTION                             (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                      5784 LAKE FORREST DRIVE, SUITE 275
                            ATLANTA, GEORGIA 30328
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                  JASON ELKIN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      5784 LAKE FORREST DRIVE, SUITE 275
                            ATLANTA, GEORGIA 30328
                                (800) 256-1636
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                             NEIL H. DICKSON, ESQ.
                          ROSEMARIE A. THURSTON, ESQ.
                       MORRIS, MANNING & MARTIN, L.L.P.
                         1600 ATLANTA FINANCIAL CENTER
                           3343 PEACHTREE ROAD, N.E.
                            ATLANTA, GEORGIA 30326
                                (404) 233-7000
                             (404) 365-9532 (FAX)
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________.

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                     AMOUNT   PROPOSED MAXIMUM PROPOSED MAXIMUM
            TITLE OF                 TO BE         PRICE          AGGREGATE        AMOUNT OF
     SHARES TO BE REGISTERED       REGISTERED    PER SHARE      OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Stock, $.005 par value...   6,250,000       $1.60         $10,000,000       $3,448.28
------------------------------------------------------------------------------------------------
Common Stock issuable upon
 exercise of Warrant............    152,100        $1.60           $243,360          $83.92
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS

                       COLLEGE TELEVISION NETWORK, INC.

                                 COMMON STOCK

  College Television Network, Inc. ("CTN" or the "Company") is distributing to holders of record as of the close of business on July 17, 1998 (the "Record Date"), of its common stock, $.005 par value per share (the "Common Stock"), one nontransferable right (each, a "Right") for each 1.2825 shares of Common Stock held on the Record Date, with each such Right entitling the holder thereof (a "Holder") to subscribe for and purchase one share of Common Stock (the "Basic Subscription Privilege") for a price of $1.60 per share (the "Subscription Price"). The Rights will expire at 5:00 p.m. New York City time,
on             , 1998, unless extended as described herein (the "Expiration
Date"). If shares of Common Stock offered hereby are not purchased by Holders pursuant to the Basic Subscription Privilege (collectively, such shares are sometimes hereinafter referred to as the "Excess Shares"), any Holder purchasing all of the shares of Common Stock available to it pursuant to the Basic Subscription Privilege may purchase the number of Excess Shares specified by the Holder in the Subscription Documents (as defined below), subject to proration (the "Oversubscription Privilege"). See "The Rights Offering--Basic Subscription Privilege."

  The Company has entered into a Standby Stock Purchase Agreement (the "Purchase Agreement") with U-C Holdings, L.L.C. ("U-C Holdings"), the holder of 5,818,181 shares of Common Stock, representing approximately 72.6% of the outstanding shares of the Company, pursuant to which U-C Holdings has agreed to subscribe for and purchase all of the 4,536,593 shares of Common Stock issuable to it upon exercise of the Rights distributed to U-C Holdings, for an aggregate purchase price of $7,258,549 (the "Purchase Commitment"). Pursuant to the Purchase Agreement, U-C Holdings has also agreed that, in the event that any shares of Common Stock offered hereby (the "Standby Shares") are not purchased by the other Holders pursuant to the Basic Subscription Privilege or the Oversubscription Privilege, U-C Holdings will purchase the unsubscribed Standby Shares at the Subscription Price (the "Standby Commitment"). The Company will issue a Class C Warrant to U-C Holdings as compensation for its Standby Commitment pursuant to the Purchase Agreement (the "Warrant"), which will entitle U-C Holdings to acquire an additional 152,100 shares of Common Stock at the Subscription Price. The Rights Offering will terminate if U-C Holdings does not purchase the Common Stock issuable to it pursuant to the Purchase Commitment and the Standby Commitment.

  The Company's Common Stock is listed on The Nasdaq SmallCap Market under the symbol "UCTN." The closing price of the Common Stock on , 1998 was $ per share. The Company anticipates that the shares of Common Stock issued upon the exercise of the Rights will be approved for trading on The Nasdaq SmallCap Market.

  The proceeds of this offering (the "Rights Offering") will be used by the Company for general corporate purposes. In the event the Rights Offering is terminated, all subscription payments will be returned promptly, without interest or deduction. See "Use of Proceeds."

  This Prospectus relates to the shares of Common Stock issuable upon exercise of the Rights and the 152,100 shares of the Common Stock issuable upon exercise of the Warrant. Accompanying this Prospectus are certain documents (collectively, the "Subscription Documents") that must be completed and returned by a Holder in accordance with the related instructions in order to exercise the Basic Subscription Privilege or the Oversubscription Privilege. Once a Holder has exercised any Right, such exercise may not be revoked. See "The Rights Offering--No Revocation."

  PRIOR TO DECIDING TO EXERCISE RIGHTS AND PURCHASE SHARES OF THE COMMON STOCK, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" ON PAGES 8 THROUGH 14 IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL SUFFER SIGNIFICANT DILUTION IN THEIR PROPORTIONATE INTEREST IN THE EQUITY OWNERSHIP AND VOTING POWER OF THE COMPANY. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                             UNDERWRITING
                                             DISCOUNTS AND      PROCEEDS TO THE
                        PRICE TO PUBLIC       COMMISSIONS         COMPANY(1)
-------------------------------------------------------------------------------
Per Share...........         $1.60                N/A                $1.60
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Total...............    $10,243,360(2)            N/A           $10,243,360(2)
-------------------------------------------------------------------------------
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
(1) Before deducting expenses of the offering payable by the Company, estimated to be $200,000.

(2) Includes proceeds from exercise of the Warrant.

             The date of this Prospectus is                , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20546; New York Regional Office, Public Reference Room,
7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding the Company that is filed electronically with the Commission which may be found at http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company may be inspected at the office of The Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the year ended October 31, 1997; (b) the Company's Current Report on Form 8-K dated November 24, 1997; (c) Transition Report on Form 10-QSB for the two-month period ended December 31, 1997; and
(d) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM COLLEGE TELEVISION NETWORK, INC., 5784 LAKE FORREST DRIVE, SUITE 275, ATLANTA, GEORGIA 30328; ATTENTION:
CHIEF FINANCIAL OFFICER (TELEPHONE (800) 256-1636).

                               PROSPECTUS SUMMARY

  This summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, THE STATEMENTS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "RECENT DEVELOPMENTS," AND "FEDERAL INCOME TAX CONSEQUENCES" LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND LIQUIDITY, THE VOLUME OF ITS BUSINESS, ITS STRATEGIC PLANS INCLUDING ITS ABILITY TO INCREASE INSTALLATION SITES AND SELL ADVERTISING AND OTHER MATTERS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED.

                                  THE COMPANY

  The Company owns and operates the College Television Network ("CTN"), a proprietary commercial television network operating on college and university campuses, through a single-channel television system (the "System") placed free of charge primarily in campus dining facilities and student unions. Substantially all of the Company's revenues are derived from advertising displayed on CTN. At May 30, 1998, CTN was installed or contracted for installation at approximately 394 locations at approximately 291 colleges and universities throughout the United States. The Company believes that CTN is the largest college and university private commercial television network in the United States, and that CTN reaches a viewership of approximately 800,000 daily impressions during the academic year.

  The Company's overall strategy is to expand the number of institutions in which CTN is being offered and to expand the number of advertisers utilizing CTN. As additional institutions are added, the Company expects to attract additional advertisers as well as to increase its advertising rates.

  The Company was incorporated under the laws of the State of Delaware in 1989. The mailing address of the Company's executive offices is 5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328. Its telephone number is (800) 256-1636.

                              THE RIGHTS OFFERING

Rights......................  Each stockholder of the Company (each a
                              "Holder" and collectively "Holders") will receive one nontransferable right (the "Rights") for each 1.2825 shares of the Common Stock held by such Holder as of the close of business on July 17, 1998 (the "Record Date"). The number of Rights distributed to each Holder will be rounded down to the nearest whole number and no fractional rights, fractional shares of Common Stock or cash will be distributed or paid in lieu thereof. U-C Holdings will purchase the number of whole shares resulting from the aggregate of such fractional shares pursuant to the Standby Commitment. An aggregate maximum of 6,250,000 Rights will be distributed pursuant to the Rights Offering.

Subscription Price..........  $1.60 in cash per share of Common Stock subscribed for pursuant to the Basic
                              Subscription Privilege, the Oversubscription
                              Privilege, the Purchase Commitment, or the Standby Commitment.

Basic Subscription            Each Right entitles the Holder thereof to
Privilege...................  purchase one share of Common Stock upon payment of the Subscription Price (the "Basic
                              Subscription Privilege"). See "The Rights
                              Offering--Basic Subscription Privilege;
                              Oversubscription Privilege."

Oversubscription Privilege..  If any shares of Common Stock offered hereby are not purchased pursuant to the Basic
                              Subscription Privilege (such shares, in the aggregate, are sometimes hereinafter referred to as the "Excess Shares"), any Holder, other than U-C Holdings, purchasing all of the shares of Common Stock available to it pursuant to the Basic Subscription Privilege may purchase the number of Excess Shares specified by the Holder in the Subscription Documents, subject to proration and subject to the limitation that no Holder may subscribe for more than 100% of the shares purchased by such Holder in the Basic Subscription Privilege (the "Oversubscription Privilege"). See "The Rights Offering--Basic Subscription Privilege; Oversubscription
                              Privilege."

Non-Transferability of        The Rights are nontransferable.
Rights......................

Record Date.................  July 17, 1998, at 5:00 p.m. New York City
                              time.

Expiration Date.............                  , 1998, at 5:00 p.m. New York
                              City time, unless extended (the "Expiration
                              Date"). The Expiration Date will not be
                              extended beyond             , 1998, and if
                              the conditions to the Rights Offering have
                              not been satisfied by             , 1998, or
                              the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering--Expiration Date."

Purchase Commitment.........  U-C Holdings has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase at the Subscription Price, 4,536,593 shares of Common Stock issuable upon exercise of the Rights, for an aggregate purchase price of $7,258,549 (the "Purchase Commitment"). See "The Rights Offering-- Purchase Commitment" and "Risk Factors-- Control by Principal Stockholder."

Standby Commitment..........  U-C Holdings has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase all of the shares of Common Stock offered hereby that are not purchased by the Holders pursuant to the Basic Subscription Privilege or the Oversubscription Privilege. See "The Rights Offering--Purchase Agreement" and "Risk Factors--Control by Principal Stockholder."

Warrant.....................  As compensation for the Standby Commitment, the Company will issue a Class C Warrant to U-C Holdings (the "Warrant"), entitling U-C Holdings to purchase 152,100 shares of Common Stock at the Subscription Price on or before
                                      , 2005. See "The Rights Offering--
                              Purchase Agreement" and "Risk Factors--
                              Control by Principal Stockholder."

Procedure for Exercising      Rights may be exercised by the Holder by
Rights......................  properly completing and signing the
                              Subscription Documents and forwarding such
                              Subscription Documents (or following the
                              Guaranteed Delivery Procedures described herein), with payment of the Subscription
                              Price for each share of Common Stock
                              subscribed for pursuant to the Basic
                              Subscription Privilege and Oversubscription
                              Privilege, if any, to American Stock Transfer
                              & Trust Company (the "Subscription Agent") on or prior to the Expiration Date. If the mail is used to forward Subscription Documents, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription
                              Price. ONCE A HOLDER HAS EXERCISED ANY
                              RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. See
                              "The Rights Offering--Exercise of Rights" and
                              "The Rights Offering--No Revocation."

Procedure for Exercising
Rights by Foreign and
Certain Other Stockholders..
                              Subscription Documents will not be mailed to
                              Holders of Common Stock whose addresses are
                              outside the United States or who have an APO
                              or FPO address, but will be held by the
                              Subscription Agent for their account. To
                              exercise the Rights represented thereby, such Holders must contact the Subscription Agent on or prior to 5:00 p.m. New York City time,
                              on                 , 1998. See "The Rights
                              Offering--Foreign and Certain Other
                              Stockholders."

Persons Holding Common
Stock and Wishing to
Exercise Rights Through
Others......................
                              Persons holding Common Stock and receiving the Rights distributed with respect thereto through a broker, dealer, commercial bank, trust company or other nominee should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Rights Offering--Exercise of Rights."

Issuance of Common Stock....  Certificates representing shares of the
                              Common Stock purchased pursuant to the valid exercise of the Rights will be delivered to subscribers as soon as practicable after the Expiration Date. See "The Rights Offering-- Basic Subscription Privilege;
                              Oversubscription Privilege."

Certain Federal Income Tax
Considerations..............
                              For United States federal income tax
                              purposes, Holders generally will not
                              recognize taxable income in connection with the issuance of them or exercise by them of Rights. Holders may incur a gain or loss upon the sale of the shares of Common Stock acquired upon exercise of the Rights. See "Certain Federal Income Tax Considerations."

Subscription Agent..........  American Stock Transfer & Trust Company 40
                              Wall Street, 46th Floor New York, New York
                              10005 Telephone number: (212) 936-5100
                                       (718) 234-5001

Common Stock to be
Outstanding After the
Rights Offering; Percentage
to be Owned by U-C
Holdings....................  The number of shares outstanding after completion of the Rights Offering, assuming the issuance of 100% of the shares offered pursuant to exercise of the Rights, will be 14,265,153 shares. If no shares are subscribed for pursuant to the Basic Subscription Privilege or the
                              Oversubscription Privilege other than shares purchased by U-C Holdings pursuant to its Purchase Commitment and Standby Commitment, then U-C Holdings will own approximately 84.6% of the issued and outstanding Common Stock. Following the exercise of the Warrant, U-C Holdings will own approximately 84.8% of the issued and outstanding Common Stock. U-C Holdings currently holds a warrant to purchase an additional 772,732 shares of Common Stock at a current exercise price of $2.75 per share, which would increase its ownership to 85.5% of the issued and outstanding Common Stock if such warrant is exercised following the Rights Offering. U-C Holdings has also entered into certain Equity Protection Agreements which allow it to acquire additional shares of Common Stock at $2.75 per share, to avoid dilution upon the exercise of certain warrants and options.

Nasdaq Symbol for the
Common Stock................  UCTN

Use of Proceeds.............  The net proceeds from the sale of the Common
                              Stock in the Rights Offering, and from the exercise by U-C Holdings of the Warrant, will be used by the Company for general corporate purposes. See "Use of Proceeds."

Conditions to the Rights
Offering....................  The issuance of shares pursuant to the Rights
                              Offering is subject to (i) the absence of any suit or other action seeking to enjoin the Rights Offering which, in the judgment of the Company, makes it inadvisable to proceed with the Rights Offering and (ii) the absence of any stop order issued or threatened by the Commission suspending the effectiveness of the Registration Statement. In the event that the Rights Offering is terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering--Conditions to the Rights Offering." The Rights Offering will terminate if U-C Holdings does not purchase the Common Stock issuable to it pursuant to the Purchase Agreement and the Standby Commitment.

Amendments and Termination..  The Company may extend the Rights Offering and otherwise amend the terms of the Rights
                              Offering or terminate the Rights Offering at any time prior to the Expiration Date or thereafter if the conditions to the Rights Offering have not been satisfied. See "The Rights Offering--Amendment and Termination."

Risk Factors................  A purchase of the Common Stock involves a substantial degree of risk. See "Risk
                              Factors" for certain factors that a potential investor should carefully consider.

                                 RISK FACTORS

  Prospective purchasers of the securities offered hereby, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors:

NET LOSSES AND EXPECTATION OF CONTINUING LOSSES

  Since inception, the Company has experienced, and is continuing to experience, operating losses and negative cash flow from operations. The Company's statements of operations for the fiscal year ended October 31, 1997, for the two-month transition period ended December 31, 1997, and for the three-month period ended March 31, 1998, reflect net losses of approximately $4,003,590, $1,135,927, and $2,165,334, respectively, or approximately $.77 and $.14, and $.27 per share, respectively. In addition, the Company expects to incur operating losses through the fiscal year ended December 31, 1998 and until such time as operations generate sufficient revenues to cover its costs.

SUBSTANTIAL CAPITAL REQUIREMENTS

  The development of the Company's business will continue to require substantial expenditures for additional installations and maintenance of installations. The Company's future financial results will depend primarily on its ability to increase the number of installations, maintain existing installations and increase advertising revenues. There can be no assurance that the Company will achieve or sustain profitability or positive cashflows from future operating activities. If the Company fails to increase the number of installation sites, experiences operating difficulties or if advertising revenues do not increase substantially, it is likely that the Company may be required to obtain additional financing to fund its operations. No assurance can be given that such financing will be available.

  U-C Holdings' obligations to provide the Standby Commitment are subject to certain limited closing conditions. If such conditions are not satisfied or waived, U-C Holdings will not be obligated to fulfill the Standby Commitment. If U-C Holdings fails to close the Standby Commitment, the Rights Offering will be terminated and the Company's operating activities would be significantly limited. See "Use of Proceeds" and "The Rights Offering-- Amendment and Termination" and "The Rights Offering--Conditions to the Rights Offering."

RELIANCE ON ADVERTISING REVENUES

  The Company derives its revenues from advertisers displaying their commercials on CTN. Although the Company has agreements with certain national advertisers and has held discussions or had prior agreements with other national advertisers, no assurance can be given that these advertisers will continue to purchase advertising from the Company, that new advertisers will purchase advertising from the Company, or that future significant advertising revenues will be generated. Because certain advertisers may discontinue or reduce advertising on CTN from time to time, the Company anticipates that it could experience fluctuations in operating results and revenues. The failure to attract and enter into new and/or additional agreements with national advertisers and to derive significant revenues therefrom would have a material adverse effect on the Company and its results of operations, financial condition and cash flows.

DEPENDENCE ON SECURING NEW INSTALLATIONS AND MAINTAINING EXISTING
INSTALLATIONS

  The Company's growth is dependent upon its ability to increase the number of installation sites at colleges and universities. If the Company increases its installation sites, it will have increased viewership and should be able to increase its advertising revenue. In addition, as the Company increases its installation sites, it becomes more difficult for a competitor to enter the market. The Company has found that it can be a difficult and lengthy process to convince the administration of a college or university to install or maintain the System. The Company has increased its number of installations, including contracts for future installations, from approximately 239 as of May 30, 1997, to approximately 394 as of May 30, 1998. Although the Company has been successful in increasing its installation sites, there are no assurances that this growth will continue and that colleges and universities will not require the removal of the System from current locations. The Company's contracts with colleges and universities for installation sites are terminable at will by the colleges and universities. The failure to increase installation sites would have a material adverse effect on the Company and its results of operations, financial condition and cash flows.

RELIANCE ON SATELLITE TECHNOLOGY

  The ability of CTN to transmit its programming, and thereby derive advertising revenue, is dependent upon proper performance of the satellite transmission equipment upon which CTN's programming delivery is based. The Company's contract with Public Broadcasting Service provides for the sublease by the Company of transponder capacity on a satellite owned and operated by GE American Communications, Inc. The Company is entitled to limited protected service under the sublease in the event the satellite fails, which would enable CTN's programming to be redirected to a different satellite under certain circumstances and subject to certain limitations. However, in the event that CTN's programming is required to be redirected to a different satellite, the Company's satellite dishes installed in each of its installations would be required to be redirected in order for the programming signals to be received from the satellite. This redirection procedure could take up to 30 days for completion and would involve significant cost to the Company. The Company has obtained insurance for certain of the costs associated with such a satellite failure, including redirecting the satellite dishes, securing a new satellite transponder, and lost advertising revenues resulting from the interruption in programming.

RELIANCE ON THIRD-PARTY CONTRACTS

  The ability of CTN to transmit its programming and to maintain and install its equipment is dependent upon performance by certain third parties under contracts with the Company. The Company is substantially dependent upon performance by unaffiliated companies for its day-to-day programming operations and System installation and maintenance. The Company is currently negotiating with third parties for the execution of contracts integral to the Company's future operations, including a contract for the retrofit of existing equipment, removal of obsolete equipment and installation of new equipment in order to allow the equipment to meet the requirements of the Company's proposed new broadcast platform, and a contract for the transmission via satellite of the System's ongoing daily programming. There is no assurance that the Company will be successful in negotiating these operational contracts, or, if entered into, what the contract terms will be. Failure of the Company to secure these contracts on reasonable terms would have a material adverse effect on the Company and its results of operations, financial condition and cash flows. See "Recent Developments--Recent Third-Party Operational Contracts."

UNCERTAINTY OF MARKET ACCEPTANCE

  The Company's prospects will be significantly affected by the success of its affiliate marketing efforts, the acceptance of its programming by potential viewers and its ability to attract advertisers. Achieving market acceptance for CTN will require significant effort and expenditures by the Company to enhance awareness and demand by viewers and advertisers. The Company's current strategy and future marketing plans may be subject to change as a result of a number of factors, including progress or delays in the Company's affiliate marketing efforts, the nature of possible affiliation and other broadcast arrangements which may become available to it in the future and factors affecting the direct broadcast industry. There can be no assurance that the Company's strategy will result in initial or continued market acceptance for CTN.

ACCESS TO MUSIC VIDEOS

  The Company believes that its ability to maintain access to music and other videos on a regular, long-term basis, on terms favorable to the Company is important to its future success and profitability. The Company obtains music videos pursuant to written agreements or informal arrangements with music companies. The Company has such agreements or arrangements with a number of the major music company labels, which include

Sony, Warner Elektra, EMI, Columbia, MCA and BMG. Such agreements and arrangements are terminable by the music companies on short notice. Termination of substantially all or a large number of the agreements would have a material adverse effect on the Company and its results of operations, financial condition and cash flows.

RELIANCE ON KEY PERSONNEL AND MANAGEMENT

  The Company is substantially dependent on the efforts of Jason Elkin, its Chairman and Chief Executive Officer, Joseph Gersh, its Chief Operating Officer, and Peter Kauff, its Vice Chairman. The loss of one or more of these executives could have a material adverse effect on the Company and its results of operations, financial condition and cash flows. Each of these executives has entered into an employment agreement with the Company.

COMPETITION

  CTN competes for advertisers with many other forms of advertising media, including television, radio, print, direct mail and billboard. There are no meaningful intellectual property barriers to prevent competitors from entering into this market, and thus there is no assurance that a competitor with greater resources will not enter into the market. The Company believes that competition could increase as other organizations perceive the potential for commercial application of the Company's product or service. However, an obstacle to other companies entering the market is the difficulty and lengthy process of securing site locations with colleges and universities.

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

  The net proceeds to be received by the Company pursuant to the Rights Offering will be used for working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend. See "Use of Proceeds."

IMPACT OF TECHNOLOGICAL CHANGES

  The Company expects technological developments and enhancements to continue at a rapid pace in the direct broadcast satellite network industry and related industries, and there can be no assurance that technological developments will not cause the Company to switch to a different transmission technology or cause the Company's technology and products to be rendered obsolete. The Company has not yet determined what impact, if any, the advent of digital television will have on the Company's technology or broadcast system. The Company's future success could be largely dependent upon its ability to adapt to technological change and remain competitive.

CONTROL BY PRINCIPAL STOCKHOLDER

  Following the completion of the Rights Offering, assuming exercise by U-C Holdings of its Purchase Commitment and the Standby Commitment, U-C Holdings will beneficially own between approximately 72.6% and 84.6% of the outstanding Common Stock depending on the number of Rights exercised by the other Holders. Following the exercise of the Warrant, U-C Holdings will beneficially own an additional 152,100 shares, or a total of 84.8% (on an as adjusted basis as of June 15, 1998) of the outstanding Common Stock. In addition, if U-C Holdings exercises the warrant to purchase an additional 772,732 shares which it currently holds, U-C Holdings would beneficially own approximately 85.5% (on an as adjusted basis as of June 15, 1998) of the Common Stock. As a result of its ownership, U-C Holdings has, and will continue to have, sufficient voting power to determine the direction and policies of the Company, the election of the directors of the Company, the outcome of any other matter submitted to a vote of stockholders and to prevent or cause a change in control of the Company.

POTENTIAL CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

  Certain conflicts of interest may arise as a result of the beneficial ownership interests in U-C Holdings, the majority stockholder of the Company, held by a majority of the directors of the Company, including its chairman and chief executive officer. Avy Stein and Beth Johnston, each a director of the Company, may be deemed to be an indirect beneficial owner of the securities beneficially owned by U-C Holdings. Conflicts of interest may arise as a result of these affiliated relationships. Although no specific measures to resolve such conflicts of interest have been formulated, management of the Company has a fiduciary obligation to deal fairly and in good faith with the Company, and will exercise reasonable judgment in resolving any specific conflict of interest that may occur. The terms and conditions of the Rights Offering and the Standby Commitment have been negotiated with and approved by a special committee made up of members of the Board who are not affiliated with U-C Holdings (the "Special Committee"). Any time stockholder approval is sought, U-C Holdings, as majority stockholder, has, and will continue to have following the Rights Offering, the ability to approve any matter without the affirmative vote of any other stockholder of the Company, subject to any applicable Delaware law requirement of disinterested stockholder approval for certain matters. See "The Rights Offering--Determination of Subscription Price."

MARKET CONSIDERATIONS

  The market price for the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including the size of the public float of the Common Stock (which will depend, in part, on the percentage of the Rights that are exercised by Holders) after the Rights Offering. There can be no assurance that, following the issuance of the Rights and of the underlying shares upon exercise of the Rights, a subscribing Holder will be able to sell shares of Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

  The Company currently satisfies the conditions for continued listing on The Nasdaq SmallCap Market, but, depending on the trading price of the Common Stock following the Rights Offering and certain other factors, the Company may fail to meet certain Nasdaq SmallCap Market requirements following completion of the Rights Offering. There can be no assurance that the market price of the Common Stock will not decline after the Rights Offering to a level below its current trading value. Further, there can be no assurance that The Nasdaq SmallCap Market will not undertake to suspend the Common Stock from trading or delist the Common Stock in the future.

SEASONALITY

  The Company's revenues are affected by the pattern of seasonality common to most school-related businesses. Historically, the Company generates a significant portion of its revenues during the period of September through May and substantially less revenues during the summer months when most colleges and universities do not hold regular classes.

IRREVOCABILITY OF SUBSCRIPTIONS

  The election of a Rights Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the Common Stock that they have purchased in the Rights Offering. Certificates representing shares of the Common Stock purchased pursuant to the Basic Subscription Privilege and the Oversubscription Privilege will be delivered as soon as practicable after the Expiration Date. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Common Stock acquired upon exercise of the Rights.

RIGHTS NOT TRANSFERABLE; NO MARKET FOR RIGHTS

  The Rights are not transferable, and thus there will be no market or other means for holders of the Rights to directly realize any value associated with the Rights. Holders of the Rights must exercise them and acquire additional shares of the Common Stock in order to realize any such value.

EFFECT OF OUTSTANDING WARRANTS AND OPTIONS

  As of June 15, 1998, there are outstanding options to purchase 667,518 shares of Common Stock granted to certain officers and directors of the Company pursuant to stock option plans of the Company. In addition, there are additional options and warrants outstanding permitting their holders to purchase 1,955,887 shares of Common Stock. U-C Holdings has entered into certain Equity Protection Agreements, dated April 25, 1997, which allow U-C Holdings to purchase additional shares of Common Stock upon the exercise of options or warrants which were outstanding on April 25, 1997 at a price of $2.75 per share (as adjusted). U-C Holdings has registration rights which it has waived in connection with the Rights Offering. Certain other holders of options and warrants also have demand and piggy-back registration rights. The Company has notified holders of options and warrants to purchase Common Stock who have piggy-back registration rights that the Company intends to file a Registration Statement, of which this Prospectus is a part, to register the shares of Common Stock issuable pursuant to the Rights Offering, together with the shares of Common Stock issuable upon exercise of the Warrant, and that such persons have the right to register such options, warrants, or Common Stock issuable upon exercise of the options and warrants (collectively, the "Registrable Securities") concurrently with the registration of the Common Stock offered pursuant to this Prospectus. Such holders of registration rights have the right, exercisable within a certain limited time period, to request registration of such Registrable Securities by the Company, at the Company's expense, to the extent necessary to permit the public offering and sale of the Registrable Securities. Because the exercise price of the options and warrants subject to registration rights is, in each case, substantially higher than the current market price of the Common Stock, the Company does not anticipate that holders of registration rights will exercise their options and warrants and demand piggy-back registration of their Registrable Securities with the Common Stock offered pursuant to this Prospectus. However, if the Company is required to include Registrable Securities in the Registration Statement, such requirement would increase the expense to the Company of the Rights Offering, and could delay the Rights Offering. In addition, while such rights, warrants and options are outstanding, they may (i) adversely affect the market price of the Common Stock and (ii) impair the ability of the Company to, and restrict the terms on which it can, raise additional equity capital or obtain debt financing.

OUTSTANDING RIGHT OF FIRST REFUSAL

  In connection with a private placement of securities of the Company, the Company issued to Barington Capital Group, L.P. ("Barington") on April 26, 1996, a right of first refusal to purchase for its account or to sell for the account of the Company or any of the Company's stockholders owning at least three percent of the unregistered capital stock of the Company ("Principal Stockholders"), any securities of the Company which the Company or any of the Company's Principal Stockholders may seek to sell (other than sales aggregating less than $1 million in gross proceeds), whether pursuant to an offering registered under the Securities Act or otherwise. The Company is required to offer Barington the opportunity to purchase or sell any such securities on comparable terms, and Barington is entitled to accept such offer within thirty (30) business days (ten (10) business days with respect to any sale to be effected other than through the public market) after such notice. Barington's right of first refusal terminates on or about May 31, 1999. Barington waived in writing its right of first refusal with respect to the purchase of the Common Stock offered pursuant to this Prospectus. As a result of this outstanding right of first refusal, the Company's ability to raise capital through the offering of its securities will be subject to compliance with the terms of the right of first refusal during the period in which the rights of first refusal is outstanding, which could limit the Company's ability to raise capital. If the Company proposes an offering of securities which is subject to the terms of the right of first refusal, and if Barington exercises its right of first refusal in connection with such proposed securities offering, stockholders would experience dilution in their percentage ownership interest in the Company without an opportunity to participate in the offer and sale of the securities, and such transaction could possibly result in a change of control of the Company.

DETERMINATION OF SUBSCRIPTION PRICE AND TERMS OF PURCHASE AGREEMENT

  The Subscription Price was arbitrarily determined by the Special Committee. The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cashflow, results of operations, financial condition or any other established criteria for value and should not be considered an indication of the underlying value of the Company. See "The Rights Offering--Determination of Subscription Price."

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK; DILUTION

  The Rights entitle the holders of the Common Stock to purchase shares of the Common Stock at a price below the prevailing market price of the Common Stock immediately prior to the announcement of the Rights Offering. Holders of the Common Stock who exercise their Rights will preserve their proportionate interest in the equity ownership and voting power of the Company. Holders who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. The consummation of the sale of the shares offered hereby would increase the number of shares of Common Stock outstanding (on an as adjusted basis as of June 15, 1998), assuming all of the shares offered hereby are issued, by 6,250,000 shares (or 78%) to 14,265,153 shares. If no Rights are exercised other than those that are exercised by U-C Holdings, the percentage of shares owned by shareholders other than U-C Holdings will decrease from approximately 27.4% to 15.4%.

  Exercise by U-C Holdings of the Warrant and of the other warrant that it holds will cause a decrease in the proportionate interest in the equity ownership and voting power of the other Holders, and increase the proportionate interest of U-C Holdings by 924,832 shares (or 1.7% of the outstanding shares of the Common Stock on an as adjusted basis as of June 15,
1998). Both of the warrants are subject to adjustment based upon certain conditions.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following the Rights Offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this Rights Offering, all shares of the Company's Common Stock, including shares held by U-C Holdings and the shares issuable to U-C Holdings upon exercise of the Warrant, will be freely tradable without restriction, or may be sold pursuant to Rule 144 under the Securities Act. The sale of the shares of Common Stock acquired by U-C Holdings are subject to certain limitations set forth in Rule 144 under the Securities Act. As of June 15, 1998, options to purchase 667,518 shares and warrants to purchase 1,955,887 shares of Common Stock were outstanding, of which options to purchase 393,868 shares and warrants to purchase 1,955,887 shares were exercisable.

RISKS RELATING TO POSSIBLE ACQUISITIONS

  The Company may seek to expand or complement its operations through the possible acquisition of companies or licensing of programs or programming libraries which the Company believes are compatible with its business. While the Company explores acquisition opportunities from time to time, as of the date of this Prospectus, the Company has no definitive plans, agreements, commitments, arrangements or understandings with respect to any significant acquisition. The Company has not established any minimum criteria for any acquisition and management and the Board of Directors will have complete discretion in determining the terms of any such acquisition. Consequently, there is no basis for the investors in this Rights Offering to evaluate the specific merits or risks of any potential acquisitions that the Company may undertake. There can be no assurance that the Company will be able to ultimately effect any acquisition or successfully integrate into its operations any business which it may acquire. Under Delaware law, various forms of business combinations can be effected without shareholder approval and, accordingly, stockholders will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in connection with any acquisition and must rely entirely upon the ability of management in selecting, structuring, and consummating acquisitions that are consistent with the Company's business objectives.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the Year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, over the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Because the Company is dependent on vendor compliance, its ability to assure Year 2000 compliance is limited. The Company has required certain of its computer system and software vendors to represent that the services and products provided are, or will be, Year 2000 compliant, but has not obtained any such representations from Public Broadcasting Service under its Transponder Use Agreement described herein under "Recent Developments--Recent Third-Party Operational Contracts". Consequently, no assurance can be given that the Company will not experience Year 2000 problems, including, but not limited to, disruption of the CTN network programming delivery. Year 2000 issues could cause significant costs and uncertainties that might affect the Company's future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

AUTHORIZED PREFERRED STOCK

  The Board of Directors has authority to issue up to 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of a preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

                              RECENT DEVELOPMENTS

RECENT GROWTH IN OPERATIONS

  The Company has significantly increased its personnel, from 14 full time employees as of May 30, 1997 to 53 full time employees as of May 30, 1998. The Company has also increased its affiliate base from approximately 239 locations at which the System was installed or contracted for installation as of May 30, 1997 to approximately 394 locations as of May 30, 1998. The Company's revenues have increased from $1,392,644 for the five month period ended May 31, 1997 to $3,207,337 for the five month period ended May 31, 1998, and its net loss has increased from $612,930 to $2,901,221 for the same respective periods.

ANNUAL MEETING OF SHAREHOLDERS

  On April 24, 1998, the Company held its Annual Meeting of Stockholders (the "Meeting"). At the Meeting, the Shareholders elected Messrs. Elkin, Gersh, Ms. Johnston and Messrs. Kauff, Rademacher, Roberts, Stein and Wood as Directors. Effective June 3, 1998, the Board of Directors appointed C. Thomas McMillen as a director of the Company to serve until the 1999 Annual Meeting of Stockholders to fill the vacancy created by the increase in the size of the Board of Directors by the Action of the Majority Stockholder discussed below.

ACTION OF MAJORITY STOCKHOLDER IN LIEU OF A MEETING

  On May 4, 1998, U-C Holdings, as the majority stockholder of the Company, approved the following corporate actions: (i) fixing the number of members of the Company's Board of Directors at eleven; (ii) adoption of amendments to the Company's 1996 Stock Incentive Plan and Outside Director's 1996 Stock Option Plan, and (iii) adoption of an amendment to the Company's Restated Certificate of Incorporation reducing the number of authorized shares of Common Stock from 100,000,000 to 50,000,000 shares. The effective date of these actions was June 3, 1998, and an Information Statement disclosing these actions was mailed to the holders of Common Stock of the Company on May 14, 1998. At the meeting of the Board of Directors held on May 28, 1998, the Board appointed C. Thomas McMillen to fill one of the vacancies created by the increase in the number of members of the Company's Board of Directors, in accordance with the Company's Bylaws and effective as of June 3, 1998.

TERMINATION OF FORMER EXECUTIVE OFFICER AND HIRING OF NEW EXECUTIVE OFFICER

  On March 21, 1998, the employment of John Dobson with the Company was terminated and Mr. Dobson ceased acting as President and as a director of the Company. Pursuant to an arrangement with the Company, Mr. Dobson will continue to receive his base salary and certain other benefits through April 29, 2001.

  The Company hired George Giatzis to act as Executive Vice President of Advertising Sales on March 23, 1998. Mr. Giatzis is responsible for all advertising sales of the Company. Mr. Giatzis' base salary is $250,000 per year, subject to increase each year and he is entitled to a bonus based upon the gross revenue of the Company. Mr. Giatzis' employment agreement terminates on December 31, 2000, subject to earlier termination for cause. If the Company achieves certain revenue goals in 1998 and 1999, the Company and U-C Holdings (as majority stockholder) have agreed to elect Mr. Giatzis as President and as a director of the Company. Mr. Giatzis also received a beneficial ownership interest in U-C Holdings pursuant to his employment agreement.

CONVERSION OF SYSTEM; RECENT THIRD-PARTY OPERATIONAL CONTRACTS

  From April 1997 through May 1998, CTN operated as a kiosk/file server based network under a Content Delivery Agreement with Hughes Network Systems, Inc. ("Hughes") and rented substantially all equipment for installation at each location from Hughes pursuant to an Equipment Rental Agreement. The Company terminated these contracts with Hughes in May 1998 and, in connection with such termination, will be required to pay Hughes a termination fee with respect to termination of the Equipment Rental Agreement. The Company terminated the contract with Hughes in order to convert the System to a new real-time, digital satellite distribution system, which will provide increased quality of signals coupled with expanded programming opportunities. Under the new broadcast platform, CTN will have the ability to deliver live broadcasts as well as to send up to three types of programming to various installations and to decrease the advance preparation and transmission of the programming. The new System will no longer be interactive at the installation, in order to ensure consistency in programming delivery without interference by users at the various locations and will be installed in such a way so as to make it more difficult for students or the college or university to tamper with the equipment. In order to implement the new broadcast platform, the Company has entered into contracts with Crawford Communications, Inc. and Public Broadcasting Service. Pursuant to the Installation Agreement (Phase I) (the "Phase I Installation Agreement") which was executed as of March 13, 1998 with Crawford, Crawford has commenced the conversion of the System to satellite distribution by installing new satellite dishes and preparing the rest of the System at the installation site for conversion. This Phase I conversion process has been completed by Crawford.

  The Company is currently negotiating with Crawford for the execution of an Installation Agreement (Phase II) (the "Phase II Installation Agreement"), which, if entered into, would provide that Crawford will complete the retrofit of the Company's existing equipment in all locations, remove old equipment and install new equipment in order to allow the equipment to meet the requirements of the new broadcast platform. The Company is in the process of determining the impact on results of operations of the disposal of the equipment rendered obsolete. The Company is also negotiating with Crawford for the execution of an Origination Services Contract pursuant to which Crawford would be responsible for the transmission via satellite of CTN's ongoing daily programming, including encoding signals, testing, maintaining CTN's programming library, and obtaining programming from Turner Private Networks, Inc. ("Turner") pursuant to the Company's programming agreement with Turner as well as other programming from other CTN sources. If the Company enters into the Origination Services Contract with Crawford, Crawford will be responsible for the uplink of the programming to a satellite as well as the downlink or receipt of the signal from the satellite at each installation site. The Company expects that each of these two contracts would have a five-year term. See "Risk Factors--Reliance on Third-Party Contracts."

  Pursuant to a Transponder Use Agreement with Public Broadcasting Service ("PBS"), the Company has subleased capacity on a satellite owned and operated by GE American Communications, Inc. ("GE") and leased to PBS by GE. This contract terminates on July 31, 2003. The Company has protected status on this satellite, which means that if there is a satellite failure or the satellite experiences a performance problem, the Company's programming will preempt transmissions of other users on this satellite or on another satellite. See "Risk Factors--Reliance on Satellite Technology." The Company believes that the new System is similar to the delivery systems used by other networks, such as the CNN Airport Network and will improve the quality of programming, quality of signal and reliability of the System.

PROGRAMMING CONTENT

  As of January 1, 1998 the Company entered into a new Programming and Services Agreement with Turner to provide general news segments, sports segments and cartoon or animated programming. This new contract increases the number of sports and news segments from one per day to two per day and added animated programming. The term of the new agreement was extended to December 31, 2002, and the aggregate cost to CTN over this five year term is $2,900,000.

LINK MAGAZINE

  In January 1998 the Company acquired certain assets of Link Magazine from Creative Media Generations, Inc. Link Magazine is a free publication sent to college students through a proprietary mailing process which is patented. The Company believes over 1,000,000 students receive Link Magazine at more than 700 colleges and universities. In the year ended December 31, 1997, Link Magazine had total sales of $1.1 million. For the three month period ended March 31, 1998, Link Magazine accounted for $271,708, or 15%, of the total revenues of the Company. The Company intends to use Link Magazine to increase the awareness of College Television Network and to provide diversified sales media to potential advertisers. There are no assurances that these goals will be achieved.

OFFICE LEASE

  The Company entered into a lease in May 1998 for new space to be occupied in October 1998 in New York, New York at 32 East 57th Street in the borough of Manhattan. The lease term is for ten (10) years and the initial annual rental is $249,900, subject to increase annually, based upon certain economic factors. The landlord is required to pay for certain tenant improvements in accordance with the lease. The Company currently has two locations in the New York City area, one for CTN and one for the Link Magazine operations. The Company intends to move into the new space in October 1998 and to consolidate the CTN and Link Magazine offices into this location.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the maximum number of shares of Common Stock to be issued with respect to the Rights are estimated to be approximately $9,800,000, after deducting the estimated offering expenses payable by the Company. The net proceeds to the Company from the exercise by U-C Holdings of the Warrant, if and when exercised, would be an additional $ 243,360. The Company will use the net proceeds of the Rights Offering and the exercise of the Warrant for general corporate purposes (including funding operating losses) and to pay related fees and expenses. The following table illustrates the estimated sources and uses of funds, assuming the issuance of all of the shares of Common Stock offered hereby and the exercise of the Warrant.

                                                                      AMOUNT
                                                                    -----------
                                                                        (IN
                                                                    THOUSANDS)
SOURCES OF FUNDS:
Common Stock offered hereby........................................ $10,000,000
Common Stock issuable upon exercise of the Warrant.................     243,360
                                                                    -----------
  Total Sources of Funds........................................... $10,243,360
                                                                    ===========
USES OF FUNDS:
Fees and expenses.................................................. $   200,000
General corporate purposes......................................... $10,043,360
                                                                    -----------
  Total Uses of Funds.............................................. $10,243,360
                                                                    ===========

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company at March 31, 1998; (ii) the adjusted capitalization of the Company at March 31, 1998, assuming the Rights Offering is fully subscribed, after deducting the estimated offering expenses and the application of the net proceeds; and
(iii) the adjusted capitalization of the Company at March 31, 1998, assuming exercise of the Warrant following the Rights Offering.

                                                    ADJUSTED FOR  ADJUSTED FOR
                                                       RIGHTS     EXERCISE OF
                                       HISTORICAL   OFFERING(2)    WARRANT(3)
                                      ------------  ------------  ------------
                                        (AMOUNTS IN THOUSANDS EXCEPT SHARE
                                                      DATA)
Long-term portion of capital lease
 obligation.......................... $     73,291  $     73,291  $     73,291
Stockholders' equity
  Preferred Stock, $.001 par value,
   2,000,000 shares authorized, no
   shares issued and outstanding.....            0             0             0
  Common stock, $.005 par value,
   50,000,000 shares authorized,
   8,015,153 shares issued and
   outstanding(1)....................       40,076        71,326        72,087
Additional paid-in capital...........   30,241,704    40,210,454    40,453,053
Accumulated deficit..................  (19,022,060)  (19,022,060)  (19,022,060)
Total stockholders' equity...........   11,259,720    21,259,720    21,503,080
                                      ------------  ------------  ------------
Total long-term obligations and
 stockholders' equity................ $ 11,333,011  $ 21,333,011  $ 21,576,371
                                      ============  ============  ============

--------
(1) Does not include shares issuable pursuant to currently exercisable options and warrants to purchase Common Stock, which aggregate 1,850,673 shares-- Historical and 2,002,773 shares--Adjusted.

(2) Assumes 6,250,000 shares issued in connection with a fully subscribed Rights Offering.

(3) Assumes 152,100 shares issued in connection with the exercise of the Warrant.

                    COMMON STOCK DIVIDENDS AND PRICE RANGE

  The Company has never declared cash dividends on its Common Stock. Any payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to payment of dividends and stock repurchases.

  The Company's Common Stock is listed on The Nasdaq SmallCap Market under the symbol "UCTN" and appears in the market reports in The Wall Street Journal as "UCTN". The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by Nasdaq:

                                                   QUARTERLY STOCK PRICES
                                             -----------------------------------
                                              FIRST    SECOND   THIRD    FOURTH
                                             -------- -------- -------- --------
1998
High........................................ $3       $N/A      N/A      N/A
Low.........................................  2 1/4    N/A      N/A      N/A
1997(/1/)
High........................................ $4 17/32 $4 1/16  $3 7/16  $2 1/8
Low.........................................  2 1/32   2 13/16  2 1/2    1 5/8
1996(/1/)
High........................................ $6 7/8   $8 19/32 $7 1/32  $4 11/16
Low.........................................  5 5/8    5        4 11/16  2 3/16

--------
(1) Prices above for 1996 through 1997 have been adjusted to account for the one-for-five reverse stock split effected November 12, 1997.

  The ten day average closing price of the Common Stock from June 10, 1998 through June 23, 1998 on Nasdaq was $1.88 per share.

                              THE RIGHTS OFFERING

THE RIGHTS

  The Company is distributing nontransferable Rights, at no cost, to the record holders of outstanding shares of the Common Stock as of the Record Date (5:00 p.m. New York City time, on July 17, 1998). The Company will distribute one Right for each 1.2825 shares of the Common Stock held on the Record Date. Each such Right entitles the holder thereof to subscribe for one share of the Common Stock (the "Basic Subscription Privilege"). See "The Rights Offering-- Basic Subscription Privilege; Oversubscription Privilege." No fractional rights will be distributed and no cash in lieu thereof will be paid. U-C Holdings has agreed to purchase the whole number of shares of Common Stock represented by the aggregate of all fractional rights pursuant to the Standby Commitment.

  The Subscription Price of $1.60 per share of the Common Stock represents a discount of 15% from the closing price of $1.88 for the shares of the Common Stock listed on The Nasdaq SmallCap Market based upon a ten day average closing price from June 10, 1998 through June 23, 1998, which was the period immediately prior to public announcement of the Rights Offering. There can be no assurance that shares of the Common Stock will trade at prices above the Subscription Price. See "Risk Factors--Market Considerations."

SUBSCRIPTION PRICE

  The Subscription Price is $1.60 in cash per share of Common Stock subscribed for pursuant to the Basic Subscription Privilege, the Oversubscription Privilege, the Purchase Commitment, the Standby Commitment or exercise of the Warrant.

DETERMINATION OF SUBSCRIPTION PRICE

  The Subscription Price was arbitrarily determined by the Special Committee. In determining the Subscription Price, the Special Committee considered such factors as the alternatives available to the Company for raising capital, the amount of proceeds desired by the Company, the market price of the Common Stock, the pro rata nature of the offering, pricing of similar transactions, the business prospects of the Company and the general condition of the securities markets. There can be no assurance, however, that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Common Stock upon exercise of the Rights, a subscribing Holder will be able to sell the Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

NO BOARD RECOMMENDATION

  The Board of Directors and the Special Committee have expressed no opinion nor have they made any recommendations as to whether the holders of the Common Stock should exercise their Rights. Any investment in the Common Stock of the Company must be made pursuant to each subscriber's evaluation of the Rights Offering, including the factors discussed under "Risk Factors," in the context of his or her best interest.

METHOD OF OFFERING

  The Rights Offering is being made directly by the Company. The Company will pay no underwriting discounts or commissions, finders fees or other remuneration in connection with any distribution of the Rights or sales of the shares of Common Stock offered hereby, other than fees paid to American Stock Transfer & Trust Company, as Subscription Agent, and the issuance of the Warrant to U-C Holdings. See "The Rights Offering--Warrant." The Company anticipates that the expenses of the Rights Offering will total approximately $200,000.

EXPIRATION DATE

  The Rights will expire at 5:00 p.m. New York City time, on             ,
1998, unless extended by the Company (the "Expiration Date"), after which time all unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m. New York City time on the Expiration Date, regardless of when the documents relating to such exercise were transmitted, except when timely transmitted pursuant to the Guaranteed Delivery Procedures
described below. The Expiration Date will not be extended beyond             ,
1998, and if the conditions to the Rights Offering have not been satisfied by such date, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Rights Offering--Amendment and Termination."

BASIC SUBSCRIPTION PRIVILEGE; OVERSUBSCRIPTION PRIVILEGE

  The Basic Subscription Privilege entitles the Holder of each Right to purchase one share of the Common Stock upon payment of the Subscription Price. No interest will be paid on funds delivered in connection with the payment of the Subscription Price. If any shares of Common Stock offered hereby are not purchased pursuant to the Basic Subscription Privilege (such shares, in aggregate, are sometimes hereinafter referred to as the "Excess Shares"), any Holder (other than U-C Holdings) purchasing all of the shares of Common Stock available to it pursuant to the Basic Subscription Privilege may purchase the number of Excess Shares specified by the Holder in the Subscription Documents, subject to proration (the "Oversubscription Privilege"). In no event, however, may the Holder oversubscribe for more than one hundred percent (100%) of the shares purchased by the Holder in the Basic Subscription Privilege. If the number of shares available taking into account the aforementioned restrictions are not sufficient to satisfy the oversubscriptions, the available shares will be allocated pro rata (subject to elimination of fractional shares) among the Holders who exercise the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each Holder has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of shares as such Holder subscribed for and the remaining shares will be allocated among all other Holders exercising the Oversubscription Privilege.

  Holders desiring to exercise their Oversubscription Privilege should indicate in the space provided on their Subscription Certificate the number of additional shares they would like to subscribe for. As soon as practicable following the Expiration Date, the Company will determine the number of shares of Common Stock that may be purchased pursuant to the Oversubscription Privilege. Holders must tender with their Subscription Documents the full amount due on exercise of their Oversubscription Privilege for that number of shares they have so subscribed for (in addition to the payment due on the Basic Subscription Privilege). Certificates representing shares of Common Stock issuable upon exercise of the Basic Subscription Privilege and Oversubscription Privilege will be mailed as soon as practicable after the Expiration Date. The Company will also return to subscribing Holders, without interest, any overpayment on the amount determined to be due with respect to such subscriber's Oversubscription Privilege. Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, the number of Rights to which the Basic Subscription Privilege has been exercised on behalf of each such beneficial owner, that each such beneficial owner's Basic Subscription Privilege held in the same capacity has been exercised in full and the number of shares of Common Stock subscribed for pursuant to the Oversubscription Privilege by each such beneficial owner, and to record certain other information received from each such beneficial owner.

PURCHASE COMMITMENT

  Subject to the terms and conditions of the Purchase Agreement, U-C Holdings has agreed to subscribe and purchase 4,536,593 shares of Common Stock issuable to it upon exercise of the Rights, for an aggregate purchase price of $7,258,549 (the "Purchase Commitment"). See "Risk Factors--Control by Principal Stockholder." The rights and obligations of the Company and U-C Holdings under the Purchase Agreement are subject to certain customary conditions, including the absence of any litigation or governmental action challenging or seeking to enjoin the Rights Offering or the Purchase Agreement, which in the judgment of the Company or the Purchaser makes it inadvisable to proceed with the Rights Offering.

STANDBY COMMITMENT

  U-C Holdings has agreed, subject to the terms and conditions of the Purchase Agreement, that in the event that any shares of Common Stock offered hereby (the "Standby Shares") are not purchased by Holders other than U-C Holdings pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, U-C Holdings will purchase the Standby Shares at the Subscription Price (the "Standby Commitment"). As a part of the Standby Commitment, U-C Holdings has agreed to purchase the whole number of shares of Common Stock equal to the aggregate of the fractional shares which would be available for purchase by the other holders as fractional shares pursuant to the issuance of the Rights but for the fact that fractional shares are not being offered to such Holders pursuant to the Rights Offering. The rights and obligations of the Company and U-C Holdings under the Purchase Agreement are subject to certain customary conditions, including the absence of any litigation or governmental action challenging or seeking to enjoin the Rights Offering or the Purchase Agreement which in the judgment of the Company or the Purchaser makes it inadvisable to proceed with the Rights Offering.

WARRANT

  The Company has agreed, subject to the terms and conditions of the Purchase Agreement, to issue a Class C Warrant to U-C Holdings (the "Warrant") for the purchase by U-C Holdings of 152,100 shares of Common Stock at the Subscription Price at any time from the date of issuance of the Warrant (which will be commensurate with the purchase by U-C Holdings of the Standby Shares) until
        , 2005. The Warrant contains certain antidilution provisions. The terms and conditions of the Warrant were approved by the independent members of the Company's board of directors who determined that the issuance of the Warrant was fair and reasonable compensation to U-C Holdings for providing the Standby Commitment. The number of shares subject to the Warrant was determined using the Black-Scholes valuation method of the Warrant of approximately $220,000, representing approximately eight percent of the maximum purchase price pursuant to the Standby Commitment. The Company's objective in issuing the Warrant was to fairly compensate U-C Holdings for its Standby Commitment, which commitment will ensure that the Rights Offering is fully subscribed and thereby accommodate the Company's interest in determining in advance the proceeds of the Rights Offering.

EXERCISE OF RIGHTS

  Rights may be exercised by delivering to the Subscription Agent, at or prior
to the Expiration Date (5:00 p.m. New York City time, on             , 1998,
unless extended), the properly completed and executed Subscription Documents evidencing those Rights with any required signature guarantees, together with payment in full of the Subscription Price for each share of the Common Stock subscribed for pursuant to the Basic Subscription Privilege. Such payment must be made by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent, or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at Chase Manhattan Bank, ABA No. 021-000-021, Account No. 323-836-925 (marked: "College Television Network, Inc. Subscription"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. HOLDERS WISHING TO PAY BY UNCERTIFIED PERSONAL CHECK SHOULD NOTE THAT SUCH A CHECK MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR AND SHOULD TRANSMIT THE CHECK SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT IT IS RECEIVED AND CLEARS BY SUCH DATE OR CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  The address to which the Subscription Documents and payment of the Subscription Price should be delivered is:

   BY MAIL:                    BY HAND:
   American Stock Transfer &
   Trust Company               American Stock Transfer & Trust Company
   40 Wall Street, 46th Floor  40 Wall Street, 46th Floor
   New York, New York 10005    New York, New York 10005
   By Facsimile:               To Confirm Receipt and for General Information:
   (718) 234-5001              (212) 936-5100
                               (718) 921-8200

  If a Rights holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Documents evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

    (i) such Holder has caused payment in full of the Subscription Price for each share of the Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

    (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of College Television Network, Inc. Subscription Certificates (the "Instructions") distributed with the Subscription Documents, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Holder, the number of Rights represented by the Subscription Documents held by such exercising Holder, the number of shares of the Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Documents evidencing such Rights within three Nasdaq trading days following the date of the Notice of Guaranteed Delivery; and

    (iii) the properly completed Subscription Documents evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three Nasdaq trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Documents at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (fax no. (718) 921-8325). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Patrick G. Doran, Chief Financial Officer of the Company, whose address and telephone number are set forth below:

                               Mr. Patrick G. Doran
                               Chief Financial Officer
                               College Television Network, Inc.
                               5784 Lake Forrest Drive, Suite 275
                               Atlanta, Georgia 30328
                               (800) 256-1636

  Funds received in payment of the Subscription Price for shares subscribed for pursuant to the Rights will be held in a segregated account pending issuance of such shares.

  Unless a Subscription Document (i) provides that the shares of the Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Document must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent.

  Holders who hold shares of the Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record Holder of such Right should complete Subscription Documents and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of shares of the Common Stock or Rights held through such a Holder should contact the Holder and request the Holder to effect transactions in accordance with the beneficial owner's instructions.

  The instructions accompanying the Subscription Documents should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION DOCUMENTS TO THE COMPANY.

  THE METHOD OF DELIVERY OF SUBSCRIPTION DOCUMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH SUBSCRIPTION DOCUMENTS AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Documents or incur any liability for failure to give such notification.

  The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

  Any questions or requests for assistance concerning the method of exercising Rights or additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to:

                             Mr. Patrick G. Doran
                             Chief Financial Officer
                             College Television Network, Inc.
                             5784 Lake Forrest Drive, Suite 275
                             Atlanta, Georgia 30328
                             (800) 256-1636

NO REVOCATION

  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

CONDITIONS TO THE RIGHTS OFFERING

  The issuance of shares pursuant to the exercise of the Rights is subject to a (i) the absence of any suit or other action seeking to enjoin or otherwise challenging the Rights Offering which, in the judgment of the Company, makes it inadvisable to proceed with the Rights Offering and (ii) the purchase by U-C Holdings of shares pursuant to the Purchase Commitment and, unless all of the shares being offered pursuant to the Rights Offering to the other Holders are purchased by such Holders, the purchase by U-C Holdings of Standby Shares pursuant to the Standby Commitment. In the event that the foregoing conditions
to the Rights Offering have not been satisfied by          , 1998, all
subscription payments will be returned promptly, without interest or deduction.

AMENDMENT AND TERMINATION

  The Company may, at any time and from time to time, extend the Rights Offering and otherwise amend the terms of the Rights Offering or terminate the Rights Offering at any time prior to the Expiration Date or thereafter, in its sole discretion, if the conditions to the Rights Offering have not been satisfied.

SHARES OF THE COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

  Assuming the issuance of all of the shares offered hereby, approximately 6,250,000 shares of the Common Stock will be issued in connection with the Rights Offering and 152,100 shares will be issued upon exercise of the Warrant. Based on the 8,015,153 shares of the Common Stock outstanding as of June 15, 1998, the issuance of such shares pursuant to the Rights Offering would result (on an as adjusted basis as of such date) in a 78% increase in the number of outstanding shares of the Common Stock, and the issuance of the 152,100 shares pursuant to exercise of the Warrant would result (on an as adjusted basis of such date) in an additional 2% increase in the number of outstanding shares of the Common Stock.

  The following table shows the shares of Common Stock to be outstanding (without giving effect to outstanding stock options or the warrant to purchase 772,732 shares of Common Stock currently held by U-C Holdings) and the change in percentage ownership of U-C Holdings and the other Holders (i) as a result of the consummation of the Rights Offering and (ii) as a result of the exercise of the Warrant following consummation of the Rights Offering:

                                   U-C HOLDINGS, L.L.C.       OTHER HOLDERS
                                  ----------------------  ---------------------
Post-Rights Offering (assuming
 only U-C Holdings
 participates)..................  12,068,181 shares 84.6% 2,196,972 shares 16.4%
Post-Rights Offering (assuming
 only U-C Holdings participates)
 and following exercise of the
 Warrant........................  12,220,281 shares 84.8% 2,196,972 shares 15.2%
Post-Rights Offering (assuming
 full participation by all
 Holders).......................  10,354,774 shares 72.6% 3,910,379 shares 27.4%
Post-Rights Offering (assuming
 full participation by all
 Holders) and following exercise
 of the Warrant.................  10,506,874 shares 72.9% 3,910,379 shares 27.1%

  Therefore, upon completion of the Rights Offering (without exercise of the Warrant), the Company will have approximately 14,265,153 shares of Common Stock outstanding and U-C Holdings' ownership will be between 72.6% and 84.6% (on an as adjusted basis as of June 15, 1998).

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

  Subscription Certificates will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such holders must notify the Subscription Agent on or prior to 5:00 p.m. New York
City time, on                 , 1998.

FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Morris, Manning & Martin, L.L.P., the material United States federal income tax consequences to holders of shares of the Common Stock upon the issuance (the "Issuance") of the Rights, and to holders of the Rights upon the exercise, lapse or disposition of the Rights, will be as set forth below. This opinion is based upon laws, regulations, rulings and decisions currently in effect. This opinion does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws. This opinion is limited to holders who will hold the Rights and any shares of the Common Stock received therefor upon exercise as capital assets.

  Issuance of the Rights. Holders of shares of the Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

  Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the Rights received by a Holder of Common Stock as a distribution with respect of such Holder's shares of the Common Stock will be zero. If either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the shares of the Common Stock with respect to which they are received or (ii) the Holder of Common Stock elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such shares of the Common Stock to the Rights, then upon exercise of the Rights, the Holder's basis in such shares of the Common Stock will be allocated between the shares of the Common Stock and the Rights in proportion to the respective fair market values of each on the date of Issuance. The holding period of the Rights received by a Holder as a distribution on such Holder's shares of the Common Stock will include the Holder's holding period (as of the date of Issuance) for the shares of the Common Stock with respect to which the Rights were issued.

  Lapse of the Rights. Holders of shares of the Common Stock who allow the Rights received by them at the Issuance to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the shares of the Common Stock, if any, owned by such Holders of the Rights.

  Exercise of the Rights; Basis and Holding Period of Shares of the Common Stock. Holders of the Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the shares of the Common Stock acquired through exercise of the Rights will generally be equal to the sum of the Subscription Price therefor and the Holder's basis in such Rights (if any). The holding period for the shares of the Common Stock acquired through exercise of the Rights will begin on the date such Rights are exercised.

  THE FOREGOING IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF SHARES OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAXES.

STATE AND FOREIGN SECURITIES LAWS

  The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of the Common Stock from Holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.

                         DESCRIPTION OF CAPITAL STOCK

  The following general summary of the material terms of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the pertinent portions of the Company's Certificate of Incorporation.

GENERAL

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.005 par value per share and 2,000,000 shares of Preferred Stock. As of June 15, 1998, there were 8,015,153 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The Company has designated a Series A Redeemable Preferred Stock, pursuant to certain provisions of its Certificate of Incorporation (a description of the terms of this designation is set forth below under "Series A Redeemable Preferred Stock").

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. The Company has not had sufficient earnings to pay cash dividends on the Common Stock to date, and has determined for the foreseeable future not to pay cash dividends on the Common Stock in order to reinvest future earnings to support its business operations. See "Common Stock Dividends and Price Range."

  Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Rights when issued will be, fully paid and nonassessable.

PREFERRED STOCK

  General. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Restated Certificate of Incorporation, as amended, and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions prior to issuance, to create each series of Preferred Stock, to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting rights, designations, stated value, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders. The Company has no current plans to issue any further shares of Preferred Stock.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  Series A Redeemable Preferred Stock. 2,000,000 shares of the Company's authorized Preferred Stock have been designated "Series A Redeemable Preferred Stock." As of the date of this Prospectus, no shares of Series A Redeemable Preferred Stock were issued and outstanding.

  All, but not less than all, of the Series A Redeemable Preferred Stock are redeemable, at the option of the Company at any time, at a price equal to the aggregate of the amount of all declared but unpaid dividends thereon, if any, without interest, plus $1.00 per share. The holders of Series A Redeemable Preferred Stock have no voting rights except as otherwise from time to time required by law. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Redeemable Preferred Stock are entitled to receive out of the assets of the Company an amount equal to the dividends declared and unpaid thereon, if any, as of the date of final distribution to such holders, without interest, and a sum equal to $1.00 per share, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series A Redeemable Preferred Stock; provided, however, that such rights shall accrue to the holders of Series A Redeemable Preferred Stock only in the event that the Company's payments with respect to the liquidation preferences of the holders of capital stock of the Company ranking senior as to liquidation rights to the Series A Redeemable Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Company available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series A Redeemable Preferred Stock and any other class or series of the Company's capital stock which may be created after issuance of the Series A Preferred Stock having parity as to liquidation rights with the Series A Redeemable Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). The holders of shares of Series A Preferred Stock are entitled to receive dividends in an amount equal to $.10 per share per year as and when declared by the Board of Directors out of the funds legally available for such purpose.

  Notwithstanding the foregoing, the Board of Directors of the Company is under no obligation to pay dividends with respect to the Series A Redeemable Preferred Stock; the dividend rights of the holders of Series A Redeemable Preferred Stock are operative only at such time as the Board of Directors may decide to pay, declare or set aside for payment any dividends on any shares of the Company. All dividends of Series A Redeemable Preferred Stock are noncumulative, whether or not earned, and all right shall be lost to any dividend not declared and paid in any given year regardless of whether the Company's earnings were sufficient to cover a dividend in that year.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  The Amended and Restated Bylaws of the Company (the "Bylaws") require stockholder approval in the following situations: (a) when a stock option or purchase plan is to be established or when some other arrangement is to be made pursuant to which stock may be acquired by officers or directors of the Company, except for (i) warrants or rights issued generally to security holders of the Company, (ii) broadly based plans or arrangements including employees other than officers and directors or (iii) where the amount of securities which may be issued does not exceed the lesser of 1% of the number of shares of Common Stock outstanding or 25,000 shares; (b) when the issuance of securities will result in a Change of Control (as defined below) of the Company; (c) prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (i) (A) any director, officer or Substantial Stockholder (as defined below) of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and (B) the present or potential issuance of the Company's Common Stock, or securities convertible into or exercisable for the Company's Common Stock, could result in an increase in outstanding common shares or voting power of 5% or more; or (ii) due to the present or potential issuance of the Company's Common Stock or securities convertible into or exercisable for the Company's Common Stock, other than a public offering for cash: (A) the Common Stock of the Company to be issued in such transaction will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the stock or securities convertible into or exercisable for the Company's Common Stock; or (B) the number of shares of Common Stock to be issued in such transaction is or will be equal to or in excess of 20% of the number of shares of the Company's Common Stock outstanding before the issuance of the stock or securities; or
(d) prior to the issuance of securities in connection with a transaction other than a public offering involving: (i) the sale or issuance by the Company of its Common Stock (or securities convertible into or exercisable for its Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or Substantial Stockholders of the Company equals 20% or more of the issued and outstanding Common Stock of the Company or 20% or more of the voting power outstanding before such sale or issuance; or (ii) the sale or issuance by the Company of its Common Stock (or securities convertible into or exercisable for its Common Stock) equal to 20% or more of the Company's Common Stock or 20% or more of the voting power outstanding before such sale or issuance for less than the greater of book or market value of the stock. "Market value" of the Common Stock shall be equal to the average closing price per share as reported on the Nasdaq SmallCap Market for the 20 trading days ending the trading day that occurs 10 trading days prior to the date of issuance of the securities.

  "Change of Control" shall be deemed to have occurred upon the happening of any of the following:

    (i) The consummation of any merger, reverse stock split, recapitalization or other business combination of the Company, with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a transaction in which the majority of the holders of Common Stock of the Company immediately prior to such transaction will own at least 25% of the voting power of the then-outstanding securities of the surviving corporation immediately after such transaction, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (other than a transfer of assets as collateral to secure a debt of the Company), or the liquidation or dissolution of the Company; or

    (ii) A transaction in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any profit-sharing, employee ownership or other employee benefit plan sponsored by the Company or any subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (A) shall purchase any Common Stock of the Company (or securities convertible into Common Stock of the Company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors of the Company, or (B) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire the Company's securities).

  "Substantial Stockholder" means any person or entity with a beneficial ownership interest consisting of at least 5% of the number of issued and outstanding shares of the Company's Common Stock or 5% of the Company's outstanding voting power.

  The Bylaws provide that special meetings of the Board of Directors may be called by the Chairman of the Board, Vice Chairman or Chief Executive Officer of the Company or any two members of the Board of Directors or an Investor Director. An "Investor Director" is a director designated by U-C Holdings. At all meetings of the Board of Directors, a majority of the numbers of the Board of Directors and at least one Investor Director must be present to constitute a quorum.

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                             PLAN OF DISTRIBUTION

  The Company is distributing non-transferable Rights, at no cost, to the Holders of the Common Stock outstanding as of the Record Date. See "The Rights Offering--The Rights." Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. U-C Holdings has agreed to purchase from the Company all unsubscribed shares pursuant to its Standby Commitment. See "The Rights Offering--Standby Commitment." No underwriters, brokers or dealers have been retained by the Company in connection with the Rights Offering.

  The Company anticipates receiving approximately $9,800,000 in net cash proceeds from the Rights Offering including U-C Holdings' Purchase Commitment and Standby Commitment, and after payment of approximately $200,000 of fees and expenses incurred in connection with the Rights Offering but before deducting approximately $220,000 payable in the form of issuance of the Warrant to U-C Holdings as compensation for its Standby Commitment. See "Use of Proceeds."

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby has been passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

  The financial statements as of and for the year ended October 31, 1997, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended October 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements for the year ended October 31, 1996, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended October 31, 1997, have been so incorporated in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   8
Recent Developments........................................................  15
Use of Proceeds............................................................  17
Capitalization.............................................................  18
Common Stock Dividends and Price Range.....................................  19
The Rights Offering........................................................  20
Description of Capital Stock...............................................  27
Plan of Distribution.......................................................  30
Legal Matters..............................................................  30
Experts....................................................................  30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,402,100 SHARES

                        COLLEGE TELEVISION NETWORK, INC.

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses of the sale of the shares of Common Stock are as follows:

   Registration Fee................................................... $  3,600
   Nasdaq Application Fee.............................................    7,500
   Blue Sky Fees and Expenses.........................................    2,500
   Printing and Engraving.............................................   14,100
   Subscription Agent's Fees and Expenses.............................   10,000
   Legal Fees and Expenses............................................  125,000
   Accounting Fees and Expenses.......................................   32,000
   Miscellaneous Disbursements........................................    5,300
                                                                       --------
     TOTAL............................................................ $200,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Restated Certificate of Incorporation (the "Certificate") of the Company contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which such director derived an improper personal benefit.

  The Certificate and the Bylaws (the "Bylaws") of the Company require the Company to indemnify any person who was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation), by reason of service by such person as a director, officer, employee or agent of the Company or any other corporation for which he served as such at the request of the Company. Such persons are entitled to be indemnified against judgments, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Certificate described in the preceding paragraph. Such persons are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of an undertaking to repay the amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by the Company.

  In addition to the Certificate and Bylaws of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

  The Company has the power, under the Bylaws, to purchase and obtain insurance on its behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Bylaws.

ITEM 16. EXHIBITS

  The following documents are filed as exhibits to this Registration Statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1    Restated Certificate of Incorporation of the Registrant, as amended.
  3.2    Amended and Restated Bylaws of the Registrant, as amended.
  4.1    Class C Warrant No. C-1, dated April 25, 1997, issued to U-C Holdings,
          L.L.C. (incorporated by reference to Exhibit 4.1 to the Company's
          Form 10-KSB for the fiscal year ended October 31, 1997).
  4.2    Equity Protection Agreement, dated April 25, 1997, between the
          Registrant and U-C Holdings, L.L.C. (incorporated by reference to
          Exhibit 4.2 to the Company's Form 10-KSB for the fiscal year ended
          October 31, 1997).
  4.3    Equity Protection Agreement, dated April 25, 1997, between the
          Registrant and U-C Holdings, L.L.C. (incorporated by reference to
          Exhibit 4.3 to the Company's Form 10-KSB for the fiscal year ended
          October 31, 1997).
  4.4    Equity Protection Agreement, dated April 25, 1997, between the
          Registrant and U-C Holdings, L.L.C. (incorporated by reference to
          Exhibit 4.4 to the Company's Form 10-KSB for the fiscal year ended
          October 31, 1997).
  4.5    Equity Protection Agreement, dated April 25, 1997, between the
          Registrant and U-C Holdings, L.L.C. (incorporated by reference to
          Exhibit 4.5 to the Company's Form 10-KSB for the fiscal year ended
          October 31, 1997).
  4.6    Specimen certificate representing Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant's Registration Statement
          on Form S-1 (No. 33-44935), as amended, declared effective on June
          10, 1992).
  4.7    Form of Letter to Stockholders.
  4.8    Form of Letter to Securities Dealers, Commercial Banks, Trust
          Companies and other Nominees.
  4.9    Form of Instructions as to the Use of College Television Network, Inc.
          Subscription Certificates.
  4.10   Form of Subscription Certificate.
  4.11   Form of Letter to Clients from Securities Dealers, Commercial Banks,
          Trust Companies and other Nominees.
  4.12   Form of Notice of Guaranteed Delivery.
  4.13   Form of Nominee Holder Certification.
  4.14   Form of DTC Participant Oversubscription Exercise Form
  4.15   Form of Class C Warrant No. C-2, dated       , 1998, issued to U-C
          Holdings, L.L.C. pursuant to the Standby Stock Purchase Agreement
          dated        , 1998.
  5.1    Form of Opinion of Morris, Manning & Martin, L.L.P. as to the legality of the securities being registered.
 10.1    Form of Standby Stock Purchase Agreement, dated             , 1998,
          between U-C Holdings, L.L.C. and the Registrant.
 23.1    Consent of Richard A. Eisner & Company.
 23.2    Consent of Price Waterhouse LLP.
         Consent of Morris, Manning & Martin, L.L.P. (contained in the opinion
 23.3     included at Exhibit 5.1).

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
 24.1    Power of Attorney of certain officers and directors of the Company
          (see page II-5).
 99.1    Form of Subscription Agent Agreement, dated          , 1998, between
          the Registrant and American Stock Transfer & Trust Company.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes:

  (a) To file, during any period in which it offers or sells the securities registered hereby, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

If the Company makes any public offering of the Rights on terms different from those on the cover page of the Prospectus, the Company will file a post-effective amendment to state the terms of such offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 22, 1998.

                                          COLLEGE TELEVISION NETWORK, INC.

                                                    /s/ Jason Elkin
                                          By: _________________________________
                                                        Jason Elkin
                                                Chairman and Chief Executive
                                                           Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Elkin and Patrick G. Doran, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

        /s/ Jason Elkin              Chairman and Chief Executive   June 22, 1998
____________________________________  Officer (principal
            Jason Elkin               executive officer) and
                                      Director

      /s/ Patrick G. Doran           Chief Financial Officer        June 22, 1998
____________________________________  (principal financial
          Patrick G. Doran            officer and principal
                                      accounting officer)

        /s/ Peter Kauff              Vice Chairman, Director        June 22, 1998
____________________________________
            Peter Kauff

      /s/ Joseph D. Gersh            Chief Operating Officer and    June 22, 1998
____________________________________  Director
          Joseph D. Gersh

      /s/ Beth F. Johnston           Director                       June 24, 1998
____________________________________
          Beth F. Johnston

     /s/ C. Thomas McMillen          Director                       June 22, 1998
____________________________________
         C. Thomas McMillen

    /s/ Hollis W. Rademacher         Director                       June 23, 1998
____________________________________
        Hollis W. Rademacher

      /s/ Stephen Roberts            Director                       June 23, 1998
____________________________________
          Stephen Roberts

        /s/ Avy H. Stein             Director                       June 23, 1998
____________________________________
            Avy H. Stein

       /s/ James W. Wood             Director                       June 22, 1998
____________________________________
           James W. Wood